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                                                                   EXHIBIT 10.40

                                 AMENDMENT NO. 1
                                       TO
                        MARINA VILLAGE OFFICE TECH LEASE

THIS AMENDMENT NO. 1 TO MARINA VILLAGE OFFICE TECH LEASE is made and entered into as of July 20, 2001, by and between ALAMEDA REAL ESTATE INVESTMENTS, a California limited partnership ("Landlord"), and INSITE VISION INCORPORATED, a Delaware corporation ("Tenant").

Landlord and Tenant have entered into that certain Marina Village Office Tech Lease dated as of September 1, 1996 with respect to certain premises located in 965 Atlantic Avenue, Suite 100 and 2020 Challenger Drive, Suites 103 & 104, Alameda, California (the "Lease"). Landlord and Tenant now desire to amend the Lease effective January 1, 2002 and to make certain other amendments as hereinafter provided. Accordingly, Landlord and Tenant hereby agree as follows (unless otherwise defined, all capitalized terms used in this Amendment shall have the same meanings as set forth in the Lease):

1. AMENDMENT OF BASIC LEASE INFORMATION. The following provisions as set forth in the Basic Lease Information of the Lease are hereby amended to read as follows:

        LEASE EXPIRATION:           December 31, 2006

        BASE RENT:                  1/01/02 - 12/31/02    $55,864/month
                                    1/01/03 - 12/31/03    $57,819/month
                                    1/01/04 - 12/31/04    $59,843/month
                                    1/01/05 - 12/31/05    $61,937/month
                                    1/01/06 - 12/31/06    $64,104/month

        BASE YEAR:                  None - Effective January 1, 2002

2. AMENDMENT OF PARAGRAPH 4 TO THE LEASE. Effective January 1, 2002 Paragraph 4 of the Lease is hereby deleted in its entirely and restated as follows:

        "TAXES AND OPERATING EXPENSES.

        a. Tenant shall pay its percentage share, as specified in the Basic Lease Information, of all Property Taxes assessed with respect to the Building during the Lease term and its percentage share of all Operating Expenses paid or incurred by Landlord during the Lease term. For the purposes hereof, "Property Taxes" shall mean all real property taxes and assessments or governmentally imposed fees or charges (and any tax levied wholly or partly in lieu thereof) levied, assessed, confirmed, imposed or which have become a lien against the Building (which for the purposes of defining "Property Taxes" shall include the land underlying the Building). "Operating Expenses" shall mean: (1) all costs of management, operation, maintenance, and repair of the Building, (2) the cost of all insurance maintained by Landlord with respect to the Building and (3) the share allocable to the Building of dues and assessments payable under any reciprocal easement or common area maintenance agreements or declaration or by any owners' associations affecting the Building. Operating Expenses for each calendar year shall be adjusted to equal Landlord's reasonable estimate of Operating Expenses had the total rentable area of the Building been 95% occupied. Tenant's Share of Property Taxes and Operating Expenses shall not include the following (i) any state, local, federal, personal or corporate income tax measured by the income of the Landlord from all sources or form sources other than rent alone; (ii) any estate or inheritance taxes, any franchise, succession, or transfer taxes, or any interest on taxes or any penalties resulting from Landlord's failure to pay taxes of any kind; (iii) taxes that are separately assess by government agencies to, and paid by, other tenants of the Building for taxes attributable to tenant improvements or other alterations, additions or improvements made by or for other tenants in the Building;
        (iv) any increase in excess of a 12% increase in the total of Property Taxes and Assessment Bonds (net of any tax increments received by Landlord which increase result from a sale of the Building; (v) Landlord's general overhead expenses not related to the Building; (vi) brokerage commissions, legal fees, advertising costs and other related expenses incurred in connection with the leasing of the Building; (vii) repairs, alteration, additions, improvements, or replacements made to correct any defect in the design, materials or workmanship of the Building or common areas or to comply with any requirements of any governmental authority in effect as of the date of this Lease other than as may be required pursuant to Tenant's specific use; (viii) damage and repairs covered under any insurance policy carried by Landlord in connection with the Building; (ix) damage and repairs to the Building necessitated by the negligence or willful misconduct of Landlord or Landlord's employees, contractors or agents; (x) structural repairs or capital nature; (xi) damage and repairs attributable to condemnation, fir or other casualty, (xii) damage and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord's employees, contractors or its; (xiii) executive salaries of Landlord;



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        (xiv) salaries of service personnel to the extend that such service personnel perform services not solely in connection with the management, operation, repair or maintenance of the Building or common areas; (xv) Landlord's general overhead expenses not related to the Building; (xvi) payments of principal or interest on any mortgage or other encumbrance including ground lease payments and points, commissions and legal fees associated with financing; (xvii) depreciation; (xviii) legal fees, accountant's fees and other expenses incurred in connection with disputes with tenant or other tenants or occupancy of the Building or associated with the enforcement of any lease or defense of Landlord's title to or interest in the Building or any part thereof; (xiv) costs (including permit, license and inspection fees) incurred in renovation or otherwise improving, decorating, painting or altering space for the other tenants in the building (xx) costs incurred due to violation by Landlord or any other tenant in the Building of the terms and conditions of any lease; (xxi) the cost of any service provided to Tenant or other occupancy of the Building for which Landlord is entitle to be reimbursed; (xxii) charitable or political contributions; (xxiii) interest, penalties or other costs arising out of Landlord's failure to make timely payments of its obligations; (xxiv) property management fee of any property management firm in excess of three percent (3%) of the gross revenues of the Building; (xxv) costs incurred in advertising and promotional activities for the Building; and (xxvi) any other expense which under generally accepted accounting principles and practice would not be considered a normal maintenance and operating expense.

        b. In the event the Building is not separately assessed for tax purposes, then the Property Taxes to be paid by Tenant shall be Tenant's percentage share of the product obtained by multiplying the total of the real property taxes and assessments levied against the tax parcel of which the Building is a part by a fraction, the numerator of which is the rentable area of the Building and the denominator of which is total rentable area of all improvements located within the tax parcel of which the Building is a part.

        c. Tenant shall pay to Landlord each month at the same time and in the same manner as monthly Base Rent 1/12th of Landlord's estimate of Property Taxes and Operating Expenses for the then current calendar year. Within 90 days after the close of each calendar year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of actual Property Taxes and Operating Expenses for such calendar year. If, on the basis of such statement Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit the overpayment against the next monthly installment of property taxes and operating expenses. If on the basis of such statement Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within 30 days after delivery of the statement. The obligations of Landlord and Tenant under this subparagraph with respect to the reconciliation between estimated payments and actual Property Taxes and Operating Expenses for the last year of the term shall survive the termination of the Lease."

3. CONDITION OF PREMISES. Landlord shall have no obligation to improve or otherwise alter the Premises in connection with the extension of the term under Amendment No. 1. Landlord shall reimburse Tenant for its cost to complete repainting, carpet replacement and cleaning and other work within the Premises with the Landlord's reimbursement not exceeding $58,804. Landlord will reimburse Tenant within 30 days following Tenant's submittal of copies of Tenant's receipted invoices covering the renovation work, together with evidence of lien-free completion. Landlord's obligation to reimburse Tenant for the renovation work will expire December 31, 2002.

4. LANDLORD'S WORK. During calendar year 2003 Landlord, at Landlord's expense, will replace ten (10) air conditioning package units serving their premises, specifically air conditioning unit No. 1 located at 965 Atlantic Avenue and air conditioning units No. 1 through 3, 9, 10 and 12 through 14 located at 2020 Challenger Drive, with new air conditioning package units. Landlord's replacement of the package units will be done in compliance with applicable codes.

5.      OPTION TO EXTEND TERM.

        a. Tenant shall have the option to extend the term of the Lease for a period of five (5) years (the "Option Period") from January 1, 2007 to December 31, 2011 subject to the following conditions:

                i. At the time the option is exercised and as of the commencement of the Option Period, the Lease shall be in full force and effect, Tenant shall not be in default thereunder and Tenant shall not have assigned the Lease or sublet the premises; and

                ii. The option to extend the term must be exercised, if at all, by notice given to Landlord not earlier than January 1, 2006 or no later than March 31, 2006.

        b. In the event the option is timely and effectively exercised the term of the Lease shall be extended for the Option Period upon all of the terms and conditions of the Lease; provided,



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        however, the monthly Base Rent during the Option Period shall be the then fair market rent of the premises, but in no event less than the Base Rent for December 2006. Determination of the fair market rent shall be as follows:

                i. For the purposes hereof, the fair market rent of the premises during the option. Shall be the product of the monthly rental rate per square foot of rentable area then prevailing for comparable space in the City of Alameda that is then being offered for lease to prospective tenants multiplied by the rentable area of the premises. Fair market rent may include periodic increases. Within 30 days prior to commencement of the Option Period, Landlord shall provide Tenant with Landlord's determination of fair market rent. Tenant may dispute Landlord's determination of fair market rent by notice given to Landlord within 15 days after Landlord's determination is given to Tenant and Landlord and the parties shall then negotiate in good faith to resolve the dispute. If such dispute is not resolved by negotiation between the parties within 30 days, then fair market rent shall be determined by appraisal. If Tenant does not timely dispute Landlord's determination, then the amount determined by Landlord shall be the fair market rent. If fair market rent has not been determined prior to the commencement of the Option Period, Tenant shall pay monthly Base Rent when due based upon Landlord's determination of fair market rent, subject to retroactive adjustment between the parties if the determination by appraisal is different from Landlord's determination.

                ii. When fair market rent is to be determined by appraisal, within 10 days after the expiration of the 30-day negotiation period, Landlord and Tenant shall each appoint as an appraiser, a real estate appraiser with at least ten years of experience in appraising commercial real property in Alameda County, and give notice of such appointment to the other. If either Landlord or Tenant shall fail to appoint an appraiser within 10 days after receiving notice of the identity of the other party's appointed appraiser, then the single appraiser appointed shall be the sole appraiser and determine the fair market rent of the premises. In the event each party appoints an appraiser, such appraisers shall, within 30 days after the appointment of the last of them to be appointed, complete their determinations of fair market rent and furnish the same to Landlord and Tenant. If the low appraisal varies from the higher appraisal by 5% of the lower appraisal, or less, the fair market rent shall be the average of the two valuations. If the low appraisal varies from the high appraisal by more than 5%, the two appraisers shall, within 10 days after submission of the last appraisal report, appoint a third appraiser who shall meet the qualifications set forth in this paragraph. If the two appraisers shall be unable to agree on the selection of a third appraiser in a timely manner then either Landlord or Tenant may request such appointment by the presiding judge of the Superior Court of Alameda County. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for or against either party. Such third appraiser shall, within 30 days after appointment, make a determination of fair market rent and said third appraiser shall select the opinion of fair market rent as determined by the one appraisal, completed by the two appraisers, which most closely matches the third appraiser's opinion of fair market rent. The fair market rent for the premises shall be the fair market rent selected by said third appraiser. All fees and costs of the third appraiser in connection with the determination of fair market rent by appraisal shall be paid one-half by Landlord and one-half by Tenant. Prior to the commencement of the Option Period or if an appraisal is required, as soon thereafter as is practical, Tenant and Landlord shall execute an amendment to this Lease setting forth the monthly Base Rent amounts during the Option Period and the revised date for term expiration.



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6.      RATIFICATION. Landlord and Tenant hereby ratify and confirm all of the terms of the Lease as modified by paragraph 1 through 5 above. Except as expressly set forth to the contrary in this Amendment, the Lease, as amended, remains unmodified and in full force and effect. To the extent of any conflict between the terms of this Amendment and terms of the Lease, the terms of this Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 1 of the date first set forth above.

TENANT:                             LANDLORD:

INSITE VISION INCORPORATED,         ALAMEDA REAL ESTATE INVESTMENTS,
a Delaware corporation              a California limited partnership

                                    By: Vintage Alameda Investments, LP
                                        a California limited partnership,
                                        operating general partner

                                        By: Vintage Properties-Alameda
                                            Commercial,
                                            a California corporation,
                                            managing general partner


By:                                          By:
  ---------------------------                   --------------------------------

Title:                                       Title: President
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